Exhibit 99.1

Media Contact: Michael K. Wolf Executive Vice President (312) 274-2070 mwolf@spplus.com FOR IMMEDIATE RELEASE

SP Plus Corporation to Release
Second Quarter 2014 Results on August 6, 2014

Chicago, Ill – July 24, 2014 – SP Plus Corporation (NASDAQ: SP) today announced that it expects to release second quarter 2014 earnings on Wednesday, August 6, 2014 after the close of market.  On Thursday, August 7, 2014, the Company will host a conference call at 10:00 AM (Central Time) that can be accessed via webcast at www.spplus.com.

To listen to the live call, individuals are directed to the investor relations section of the company’s website, www.spplus.com, at least fifteen minutes early to register, download and install any necessary audio software.  For those who cannot listen to the live broadcast, replays will be available shortly after the call on the website and accessible for 30 days.

About SP Plus Corporation:

SP Plus provides professional parking, ground transportation, facility maintenance, security and event logistics services to property owners and managers in all markets of the real estate industry. The Company has more than 23,000 employees. Its Standard Parking and Central Parking brands operate approximately 4,200 parking facilities with over 2.1 million parking spaces in hundreds of cities across North America, including parking-related and shuttle bus operations serving more than 75 airports. USA Parking System, a wholly owned subsidiary, is one of the premier valet operators in the nation with more four and five diamond luxury properties, including hotels and resorts, than any other valet competitor. Its ground transportation division transports over 34 million passengers each year; its facility maintenance division operates in dozens of U.S. cities; and its security subsidiary provides licensed security services in six states. The Company also provides a wide range of event logistics services. For more information, visit http://spplus.com.

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